Exhibit 99.1

Contact: Brainerd Communicators, Inc.

Jennifer Gery (media)

Mike Smargiassi/Ashley Zandy (investors)

212.986.6667

investor.relations@glenayre.com

GLENAYRE TECHNOLOGIES COMPLETES SALE OF

MESSAGING BUSINESS FOR $25 MILLION

NEW YORK – January 3, 2006 – Glenayre Technologies, Inc. (Nasdaq: GEMS), (the “Company”) a global provider of entertainment products and services through Entertainment Distribution Company, LLC (“EDC”), today announced that on December 31, 2006 the Company completed the previously announced sale of its Messaging business to IP Unity for $25 million in cash.

“The sale of Messaging represents the successful execution of the Company’s core strategy to separate its Messaging and EDC businesses”, said Chief Executive Officer Jim Caparro. “We enter 2007 with an improved balance sheet and solely focused on EDC and the implementation of its strategic plan.”

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About Glenayre Technologies

Glenayre Technologies (NASDAQ: GEMS) is a global provider of entertainment products through Entertainment Distribution Company, LLC (EDC). Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany, and a manufacturing facility in Blackburn, UK. On November 7, 2006, Glenayre Technologies announced its intent to present a proposal at the 2007 annual meeting of stockholders to change the name of the company to Entertainment Distribution Company. For more information, please visit www.glenayre.com.

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